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                                                                    Exhibit 99.1

[AISI LOGO]


05 October 1998

Mr. Kieran O'Keefe
Morgan Stanley Aircraft Finance ("MSAF")
c/o Wilmington Trust
One Rodney Square
PO Box 551
Wilmington, Delaware  19899
USA


Subject:     Adjusted Base Market Value Opinion - 32 Aircraft and
             1 Spare Engine Fleet
             AISI File number: A8S058BVO

Reference:   (a) Morgan Stanley Facsimile Message, 05 October 1998
             (b) 1st Year AISI Valuation Report A7S041BVO, December 1997


Dear Mr. O'Keefe:

In response to your request, Aircraft Information Services, Inc. (AISI) is pleased to offer our opinion to Morgan Stanley Aircraft Finance ("MSAF") of the adjusted base market values of the 32 aircraft and 1 spare engine fleet as identified in Table I (the 'Aircraft').


1.   METHODOLOGY AND DEFINITIONS

The standard terms of reference for commercial aircraft value are 'half-life base market value' and 'half-life current market value' of an 'average' aircraft. Base value is a theoretical value that assumes a balance market while current value is the value in the real market; both assume a hypothetical average aircraft condition. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Aircraft Appraiser.

AISI defines a 'base value' as that of a transaction between equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, and with supply and demand of the sale item roughly in balance. Base values are typically given for aircraft in 'new' condition, 'average half-life' condition, or in a specifically described condition unique to a single aircraft at a specific time. An 'average' aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of



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05 October 1998
AISI File No. A8S058BVO
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airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. AISI assumes average condition unless otherwise specified in this report. 'Half-life' condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval. It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

     AISI defines a 'current market value', which is synonymous with the older term 'fair market value' as that value which reflects the real market conditions, whether at, above or below the base value conditions. Assumption of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Current market value assumes that there is no short term time constraint to buy or sell.

     AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft.

     AISI determines an 'adjusted market value' by determining the value of known deviations from half-life condition, which may be better or worse than half-life condition, and to account for better or worse than average physical condition, and the inclusion of additional equipment, or absence of standard equipment.

     No physical inspection of the Aircraft or their essential records was made by AIS for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

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AISI File No. A8S058BVO
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2. VALUATION

Our opinion of the adjusted base market value of the Aircraft is derived from information and specifications supplied by Morgan Stanley in reference (a) and
(b). Adjustments are calculated in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

With regard to airframe maintenance, if no time between check/overhaul (TBO) or time since check/overhaul (TSO) information was provided, and if the total hours/cycles of the airframe do not exceed the TBO limits then the total hours/cycles of the airframe were assumed to be the TSO. This is typical of newer aircraft. If no information was provided and if the TSO could not be calculated, then half life was assumed.

With regard to the engines, due to the amount of information provided, all engines are considered to be in half life condition.

All hours and cycle information provided for airframe, C Check, D Check, gear and engines have been projected from the dates of the Aircraft Specification sheet supplied in reference (b) to 30 September 1998 based on a daily utilization factor calculated for each aircraft.

It is our considered opinion that the adjusted base values of the Aircraft as of 30 September 1998 are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

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          Table 1 -- AISI File A8S058BVO -- Report Date 5 October 1998
                                                                          [Logo]
                         Values as of 30 September 1998

                         FLEET VALUATION -- MSAF FLEET

                                                                           HALF LIFE      ADJUSTED
                                                                          BASE AMOUNT    BASE AMOUNT
TYPE             MSN      DOM    YOB           ENGINE       MTOW        1998 USDOLLARS  1998 USDOLLARS

A300-600R         555   Mar-90   1990            PW4158    378,530          54,030,000     54,780,000
A310-300          409   Nov-85   1985 *(1)   JT9D-7R4E1    330,690          23,500,000     23,090,000
A310-300          410   Nov-85   1985 *(2)   JT9D-7R4E1    330,690          23,500,000     23,290,000
A310-322          437   Feb-87   1987 *(3)   JT9D-7R4E1    337,304          28,650,000     29,330,000
A320-200          279   Feb-92   1992         CFM56-5A3    169,756          31,010,000     31,160,000
A320-200          393   Feb-93   1993          V2500-A1    166,447          31,980,000     31,980,000
A320-200          414   Mar-93   1993          V2500-A1    166,447          31,980,000     31,980,000
A321-100          597   May-96   1996          V2530-A5    182,982          47,000,000     46,950,000
B737-300        25161   Feb-92   1992         CFM56-3B2    138,500          24,660,000     24,070,000
B737-3K2        27635   May-95   1995         CFM56-3C1    139,000          30,200,000     30,100,000
B737-3Q8        24299   Nov-88   1988         CFM56-3B2    137,000          21,430,000     21,840,000
B737-300        26295   Dec-93   1993         CFM56-3C1    135,000          25,970,000     25,780,000
B737-353F       23811   Sep-87   1987         CFM56-3B2    138,500          22,220,000     22,270,000
B737-300QC      23788   May-87   1987         CFM56-3C1    139,500          22,460,000     22,410,000
B737-4Q8        24234   Oct-88   1988         CFM56-3B2    143,500          23,700,000     23,700,000
B737-4Q8        25104   May-93   1993         CFM56-3C1    143,500          28,850,000     28,480,000
B737-4Q8        25371   Jan-92   1992         CFM56-3C1    150,000          27,860,000     27,860,000
B737-500        25165   Apr-93   1993         CFM56-3B1    121,254          20,390,000     19,990,000
B747-300        24106   Apr-88   1988        CF6-80C2B1    833,000          65,600,000     65,740,000
B757-200ER      24367   Feb-89   1989       RB211-535E4    250,000          38,200,000     38,020,000
B757-200ER      24260   Dec-88   1988       RB211-535E4    250,000          36,600,000     37,110,000
B757-200ER *(4) 26272   Mar-94   1994            PW2037    230,000          47,250,000     47,140,000
B757-200ER *(5) 23807   Aug-87   1987           CF6-80A    345,000          42,650,000     43,200,000
B767-300ER *(6) 24798   Oct-90   1990       CF6-80C2B6F    345,000          62,670,000     62,670,000
B767-300ER      26256   Apr-93   1993       CF6-80C2B6F    407,000          74,090,000     74,360,000
B767-300ER      26260   Sep-94   1994        CF6-80C2B4    380,000          75,730,000     75,390,000
Fokker 70       11564   Dec-95   1995      TAY MK620-15     80,997          14,660,000     14,650,000
Fokker 70       11565   Feb-96   1996      TAY MK620-15     80,997          16,320,000     16,290,000
Fokker 70       11569   Mar-96   1996      TAY MK620-15     80,997          16,320,000     16,280,000
MD-82 *(7)      49825   Mar-89   1989         JT8D-217C    149,500 *(7)     20,500,000     20,120,000
MD-83           49822   Dec-88   1988          JT8D-219    160,000          21,730,000     21,110,000
MD-83           49824   Mar-89   1989 *(8)     JT8D-219    160,000          22,500,000     22,770,000
Engine         704279   Jan-95   1995       CF6-80C2B6F  Basic QEC           5,210,000      5,210,000
               --------------------------------------------------------------------------------------
   Total                                                                $1,079,420,000 $1,079,120,000
               ======================================================================================

* Notes:  (1) Manufacturer's data shows as a 1986 year of build aircraft.
              Clients data indicates 1985 YOB.

          (2) Manufacturer's data shows as a 1986 year of build aircraft. Clients data indicates 1985 YOB.

          (3) Manufacturer's data shows as a 1987 year of build aircraft. Clients data indicates 1986 YOB.

          (4) Manufacturer's data shows as a B757-200 NON ER aircraft. Clients data indicates -200ER.

          (5) Manufacturer's data shows as a B767-200 NON ER. Clients data indicates converted to -200ER.

          (6) Although manufacturer's data shows this as a B767-300 NON ER aircraft, client advises there are funds provided attached as asset value sufficient for ER capacity.

          (7) Manufacturer's data shows as an MD-83 aircraft / 160,000 lb MTOW. Clients data indicates MD-82.

          (8) Manufacturer's data shows as a 1988 year of build aircraft. Clients data indicates 1989 YOB.
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05 October 1998
AISI File No. A8S058BVO
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Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft or equipment. AISI has no past, present, or anticipated future interest in the subject aircraft or equipment. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. Such conclusions and opinions are judgments that reflect conditions and values which are current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any parties action or failure to act as a result of reliance or alleged reliance on this report.


Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

/s/ John McNicol
-----------------------
John McNicol
Vice President
Appraisals & Forecasts